Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) made as of the 19th  day of November, 2010, by and between JAMES R. BARTHOLOMEW (“Executive”) and EMBASSY BANK FOR THE LEHIGH VALLEY, a Pennsylvania banking institution having its principal office in Bethlehem, Pennsylvania (the “Bank”).

WITNESSETH

WHEREAS, the Bank and the Executive entered into an Employment Agreement dated February 20, 2009 (the “Employment Agreement”), and

WHEREAS, the Bank and the Executive desire to amend the Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.           The Employment Agreement is amended to provide that, for purposes of determining whether (i) the Executive has become permanently “disabled;” or (ii) there has been a “change in control” of the Bank or a bank holding company controlling the Bank for purposes thereof, any such determination shall be made in accordance with the applicable definitions thereof as set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).

    2.           Notwithstanding anything in the Employment Agreement to the contrary, if Executive is determined to be a “specified employee” (as defined in Section 409A), payments to such Executive pursuant to the Employment Agreement, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.   The Bank agrees to cause any and all amounts due under the Employment Agreement, the payment or distribution of which is delayed pursuant to this paragraph in accordance with Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

     For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the “identification date” (as defined in Section 409A) shall be December 31.

    3.           The Bank intends in good faith that the Employment Agreement comply with Section 409A.  To the extent any provision of the Employment Agreement is deemed inconsistent with that section, said provision in hereby expunged and the Employment Agreement shall be deemed amended to comply with said law and the Bank shall take such steps as to amend the Agreement so that it complies in form with Section 409A.

4.           Should the total of all amounts or benefits payable under the Employment Agreement, together with any other payments which Executive has a right to receive from the Bank, any affiliates or subsidiaries of the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code (or any successor thereto), Executive shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed.  Any payment or benefit which is required to be included under Sections 280G or 4999 of the Internal Revenue Code (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Executive” or a payment “which Executive has a right to receive” for purposes of this provision.  The Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Bank’s independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due.  If at any time it is determined that the additional “excise tax” adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation.

5.           In all other respects, the Employment Agreement, as amended above, is hereby ratified and confirmed by the Bank and the Executive.  All other provision of the Employment Agreement shall remain in full force and effect as amended hereby.

    IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed this Amendment as of the date, month and year first above written.

ATTEST:	EMBASSY BANK FOR THE LEHIGH VALLEY

/s/ Judith A. Hunsicker	By: /s/ David M. Lobach, Jr.

WITNESS:	EXECUTIVE

/s/ Judith A. Hunsicker	/s/ James R. Bartholomew